Exhibit 99.1

DRI Corporation to Receive Major Orders for Mobitec® Products for Dubai’s New Transit Bus Fleet

  Initial Order May Exceed $8 Million USD
  Expected Multiple Orders Part of a Record-Setting Transit Vehicle Procurement
  CEO Updates Outlook for FY2008 and FY2009

DALLAS--(BUSINESS WIRE)--December 23, 2008--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that the Company’s Mobitec Group subsidiary in Sweden has received confirmation that it is to be awarded several substantial orders for Mobitec® electronic information display systems (EIDS) – perhaps one of the largest total order values related to one end-user’s requirements in the Company’s history – on behalf of the Roads and Transport Authority’s Public Transport Agency (RTA) transit bus vehicle fleet in Dubai, United Arab Emirates.

RTA’s new bus vehicle procurement includes more than 1,600 double-decker, standard, and articulated buses of various sizes. Orders for this significant bus vehicle procurement are being placed through several bus vehicle manufacturers.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “Orders from all of the bus vehicle manufacturers that we are to serve are expected to be entered in December 2008 and January 2009. Our part of the related EIDS orders will come from several of the bus vehicle manufacturers and should encompass the supply of EIDS to a majority of the total bus vehicles ordered by RTA. In the initial phase of this expected order activity, Mobitec Group has executed a three-year frame agreement to supply EIDS to one of the bus vehicle manufacturers associated with this procurement. The agreement, which specifically includes RTA, may provide more than $8 million USD in potential revenues for the Company as related specifically to RTA’s requirements. Delivery is expected to start in mid-to-late first quarter, span all of 2009, and continue into 2010. The RTA bus vehicle procurement is believed to be one of the largest ever made worldwide and we are excited to be involved. RTA is demonstrating a strong commitment to sustainable growth, environmental stewardship, road safety and energy conservation as it rolls out this investment. More details will be announced following the receipt and confirmation of the expected orders in January.”

Mobitec Group, a global supplier of electronic information display systems, is highly respected for its products, technology, service, and quality. Mobitec Group is based in Herrljunga, Sweden. It also operates business units in Australia and Germany, as well as joint ventures in Brazil and India. For more information, visit www.mobitec.eu.

OUTLOOK UPDATE FOR FY2008 AND FY2009

“The continued delayed timing of certain order deliveries combined with unexpected expenses in fourth quarter 2008 – including expenses related to final litigation settlements in Australia as previously noted in our third quarter 2008 report on Form 10-Q – requires further adjustment to our 2008 earnings guidance. We estimate 2008 earnings to be about 9 cents per share. While this adjusted guidance for 2008 is less than what we targeted, it is a substantial improvement over the 3 cents posted in 2007. We also anticipate that first quarter 2009 is likely to be relatively soft, largely due to delayed timing of certain order deliveries. However, most notable, we expect 2009 revenues to exceed $90 million USD, an increase over the expected 2008 revenues of more than $70 million USD. We preliminarily expect 2009 earnings to exceed 20 cents per share. Our revenue stream normally has a significant level of larger contract content – the timing of delivery of which can be difficult to predict with precision – and our business will always have a degree of quarterly variability. This pattern has been noted in several of our previous communications, and is again manifested in our fourth quarter 2008 and first quarter 2009 expected results,” Mr. Turney said.

ABOUT THE COMPANY

DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing of order deliveries, the estimated total size of future orders, including the RTA orders, the proportion such RTA orders bear to the Company’s historic order flow, as well as to the total bus vehicles ordered by RTA, and the total size of the entire RTA bus vehicle procurement, guidance for FY2008 and FY2009, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the timing of order deliveries, the size of the DRI RTA order, and the entire RTA bus vehicle procurement may be less than anticipated or not be as significant when compared with the DRI order history, or that guidance for FY2008 and FY2009 may not prove accurate over time, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Nov. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com